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                                                                   EXHIBIT 99.1

                   FORM OF PAYMENT AND GUARANTEE AGREEMENT

  This Payment and Guarantee Agreement (the "Guarantee Agreement"), dated as of
      , 1994, is executed and delivered by Torchmark Corporation, a Delaware corporation (the "Guarantor"), for the benefit of the Holders (as defined below) from time to time of the Preferred Securities (as defined below) of Torchmark Capital L.L.C., a limited liability company organized under the laws of the State of Delaware (the "Issuer").

                                    RECITALS

  1. The Issuer is issuing on the date hereof    of its preferred limited
liability company interests designated " % Preferred Securities, Series A" (the "Preferred Securities"), and the Guarantor desires to issue this Guarantee Agreement for the benefit of the Holders, as provided herein.

  2. The Issuer pursuant to the Loan Agreement (as defined below) will loan the proceeds from the issuance and sale of the Preferred Securities and its common limited liability company interests (the "Common Securities") to the Guarantor.

  3. The Guarantor desires hereby irrevocably and unconditionally to agree to the extent set forth herein to pay to the Holders the Guarantee Payments (as defined below) and to make certain other payments on the terms and conditions set forth herein.

  Now, Therefore, in consideration of the purchase by each Holder of the Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.

                                   ARTICLE I

  Section 1.01. As used in this Guarantee, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Amended and Restated Limited Liability Company Agreement of
the Issuer, adopted on       , 1994.

    (a) "Guarantee Payments" shall mean the following payments, without duplication, to the extent not paid by the Issuer: (i) any accrued and unpaid distributions which have been theretofore declared on the Preferred Securities out of moneys legally available therefor, (ii) the Redemption Price payable with respect to any Preferred Securities called for redemption by the Issuer out of funds legally available therefor, and (iii) upon a liquidation of the Issuer, the Liquidation Distribution.

    (b) "Holder" shall mean any holder from time to time of any Preferred Securities of the Issuer; provided, however, that in determining whether the Holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any entity owned 50% or more by the Guarantor, either directly or indirectly.

    (c) "Liquidation Distribution" shall mean, upon the liquidation of the Issuer, the lesser of (a) the aggregate of the liquidation preference of $[ ] per Preferred Share and all accrued and unpaid distributions (whether or not declared) to the date of payment or (b) the amount of assets of Torchmark Capital legally available for distribution to holders of Preferred Securities in such liquidation.

    (d) "Loan Agreement" shall mean the agreement, dated the date hereof, pursuant to which the Issuer will loan to the Guarantor the proceeds received by the Issuer from the issuance and sale of the Preferred Securities and the Common Securities.

    (e) "Loans" shall mean the loans from the Issuer to the Guarantor pursuant to the Loan Agreement.


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    (f) "Paying Agent" shall mean [      ], as registrar, transfer agent and
  paying agent, if any.

    (g) "Redemption Price" shall mean $[   ] per Preferred Share plus accrued
  and unpaid distributions (whether or not declared) to the date fixed for redemption.

                                   ARTICLE II

  Section 2.01. The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (except to the extent paid by the Issuer), regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

  Section 2.02. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

  Section 2.03. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

    (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Issuer;

    (b) the extension of time for the payment by the Issuer of all or any portion of the distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities;

    (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

    (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt, of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

    (e) any invalidity of, or defect or deficiency in, any of the Preferred Securities; or

    (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

  There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

  Section 2.04. This is a guarantee of payment and not of collection. A Holder may enforce this Guarantee Agreement directly against the Guarantor, and the Guarantor will waive any right or remedy to require that any action be brought against the Issuer or any other person or entity before proceeding against the Guarantor. Subject to Section 2.05, all waivers herein contained shall be without prejudice to the Holders' right at the Holders' option to proceed against the Issuer, whether by separate action or by joinder. The Guarantor agrees that this Guarantee Agreement shall not be discharged except by payment of the Guarantee Payments in full (to the extent not paid by the Issuer) and by complete performance of all obligations of the Guarantor contained in this Guarantee Agreement.

  Section 2.05. The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall

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have the right to waive payment of any amount of distributions in respect of which payment has been made to the Holders by the Guarantor pursuant to Section 2.01; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to pay over such amount to the Holders.

  Section 2.06. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities and that the Guarantor shall be liable as principal and sole debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.03 hereof.

                                  ARTICLE III

  Section 3.01. So long as any Preferred Securities of any series remain outstanding, neither the Guarantor nor any majority-owned subsidiary of the Guarantor shall declare or pay any distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing (other than payments under this Guarantee Agreement or distributions or guarantee payments to the Guarantor or another majority-owned subsidiary by a majority-owned subsidiary or a dividend consisting of common or preferred stock purchase rights under a stockholder rights plan) if at such time the Guarantor shall be in default with respect to its payment or other obligations hereunder or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Loan Agreement. The Guarantor shall take all actions necessary to ensure the compliance of its subsidiaries with this Section 3.01.

  Section 3.02. The Guarantor covenants, so long as any Preferred Securities remain outstanding: (i) to maintain direct or indirect 100% ownership of the Common Securities and any other Securities of the Issuer other than the preferred securities of any series; (ii) to cause at least 21% of the total value (initially measured by securityholders' equity, determined in accordance with generally accepted accounting principles) of the Issuer and at least 21% of all interests in the capital, income, gain, loss, deduction and credit of the Issuer to be represented by Common Securities unless the Internal Revenue Code of 1986, as amended, or the regulations or interpretations thereunder permit a lower percentage; (iii) not to voluntarily dissolve, wind-up or liquidate the Issuer; (iv) to remain the Managing Member of the Issuer and to timely perform all of its duties as Managing Member of the Issuer (including the duty to declare and pay distributions on the Preferred Securities), provided that any permitted successor of the Guarantor under the Loan Agreement may succeed to the Guarantor's duties as Managing Member; and (v) to use its reasonable efforts to cause the Issuer to remain a limited liability company and otherwise continue to be treated as a partnership for United States federal income tax purposes.

  Section 3.03. This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all liabilities of the Guarantor, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor (unless such guarantee provides that it is subordinate to the Guarantee) in respect of any preferred or preference securities of any affiliate of the Guarantor and
(iii) senior to the Guarantor's common stock. For purposes of clause (ii) herein, pari passu means that any payments to which beneficiaries of this Guarantee Agreement are entitled must be shared with holders of any preferred or preference stock to which the Guarantee Agreement is stated to be pari passu ("Pari Passu Stock") to the same extent as would be required under applicable law if instead this Guarantee Agreement constituted a class of preferred or preference stock of the Guarantor ranking pari passu with such Pari Passu Stock as to such payments. However, beneficiaries of this Guarantee Agreement are not conversely entitled to share in payments (to the extent that such payments are permitted by Section 3.01 hereof), to which the holders of such Pari Passu Stock are entitled.

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                                   ARTICLE IV

  This Guarantee Agreement shall terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities or upon full payment of the amounts payable to the Holders upon liquidation of the Issuer; provided, however, that this Guarantee Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or under this Guarantee Agreement for any reason whatsoever.

                                   ARTICLE V

  Section 5.01. All guarantees and agreements contained in this Guarantee Agreements shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders. The Guarantor shall not assign its obligations hereunder without the prior approval of the Holders of not less than 66 2/3% in liquidation preference of all Preferred Securities then outstanding.

  Section 5.02. Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), this Guarantee Agreement may only be amended by instrument in writing signed by the Guarantor with the prior approval of the Holders of not less than 66 2/3% in liquidation preference of the Preferred Securities then outstanding.

  Section 5.03. Any notice, request or other communication required or permitted to be given hereunder to the Guarantor shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail) or telex, addressed to the Guarantor, as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to it:

                                          Torchmark Corporation
                                          2001 Third Avenue South
                                          Birmingham, Alabama 35233

                                          Facsimile No.: (205) 325-4198
                                          Attention: Corporate Secretary

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  Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Issuer to the Holders.

  Section 5.04. The masculine and neuter genders used herein shall include the masculine, feminine and neuter genders.

  Section 5.05. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Preferred Securities.

  Section 5.06. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

  This Guarantee Agreement is executed as of the day and year first above written.

                                          Torchmark Corporation

                                          By: _________________________________

                                            Name: _____________________________

                                            Title: ____________________________

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